EXHIBIT 23.2

                    CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, File No. 333-32964)) and related Prospectus of Cirrus Logic , Inc. for the registration of 3,562,364 shares of its common stock and to the incorporation by reference therein of our report dated April 21, 1999, with respect to the consolidated financial statements and schedule of Cirrus Logic, Inc. included in its Annual Report (Form 10-K) for the year ended March 27, 1999, filed with the Securities and Exchange Commission.

                                 /s/ Ernst & Young LLP
                                 Ernst & Young LLP


San Jose, California
March 17, 2000